Exhibit 99
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FIVE-YEAR SUMMARY
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(In Thousands Except Per-Share Amounts)
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Years Ended December 31                                   2001           2000          1999          1998          1997
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

Results of Operations
Net sales                                           $    916,899    $  917,549    $  845,925    $  820,862    $  829,850
Costs and expenses(a)                                    818,449       767,387       731,799       695,147       709,143
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   Operating profit                                       98,450       150,162       114,126       125,715       120,707

Interest and financing expenses                            5,536         5,998         8,379         4,487           719
Gain on sale of investment(b)                               --            --         (22,054)         --            --
Other income, net                                         (4,282)       (3,337)         (937)       (1,570)         (917)
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Income before income taxes                                97,196       147,501       128,738       122,798       120,905
Income taxes                                              29,029        45,725        39,909        38,066        40,923
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Net income                                          $     68,167    $  101,776    $   88,829    $   84,732    $   79,982
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Financial Position and Other Data
Total assets                                        $  1,129,475    $  981,803    $  954,094    $  937,797    $  888,181
Operations:
   Working capital(c)                               $     79,824    $  173,038    $  201,246    $  203,594    $  184,176
   Current ratio(c)                                    1.26 to 1     2.22 to 1     2.53 to 1     2.89 to 1     2.64 to 1
   Depreciation and amortization                    $     77,610    $   73,750    $   75,750    $   75,012    $   69,044
   Capital expenditures                             $     49,903    $   52,248    $   77,569    $   76,747    $   85,284
   Acquisitions of businesses                       $    113,245    $   35,006          --      $   15,229          --
   Research and development expenses                $     21,919    $   26,201    $   34,288    $   29,655    $   31,446
Gross margin as a % of net sales                            24.1          29.6          30.4          30.9          31.5
Total long-term debt                                $    170,215    $   97,980    $  159,760    $  192,938    $   91,793
Equity(d)                                           $    593,302    $  558,907    $  490,564    $  451,667    $  517,336
Total long-term debt as a % of total capitalization         22.3          14.9          24.6          29.9          15.1


Common Stock
Basic earnings per share                            $       1.49    $     2.22    $     1.89    $     1.64    $     1.45
Shares used to compute basic earnings per share(d)        45,766        45,882        46,889        51,558        55,164
Diluted earnings per share                          $       1.47    $     2.18    $     1.87    $     1.63    $     1.44
Shares used to compute diluted earnings per share(d)      46,524        46,606        47,513        52,136        55,668
Cash dividends declared per share                   $        .52    $      .46    $      .40    $      .37    $      .32
Shareholders' equity per share(d)                   $      13.04    $    12.20    $    10.62    $     9.61    $     9.60
Return on average shareholders' equity                     11.8%         19.4%         18.9%         17.5%         15.6%
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

(a)2001 includes a special charge of $2,051($1,306 after income taxes) for workforce reductions; 2000 includes a special charge of $6,856 ($4,367 after income taxes) for workforce reductions and a one-time noncash pension settlement gain of $14,990 ($9,549 after income taxes) resulting from a change in election made in certain pension annuity contracts; 1999 includes a special charge of $10,692 ($6,717 after income taxes) for workforce reductions at certain of the Company's facilities.

(b)1999 gain on the sale of investment in Albright & Wilson stock ($14,381 after income taxes).

(c)The Company's working capital at December 31, 2001, includes $157,571 of debt related to the Company's Revolving Credit (c)Agreement which matures September 29, 2002. The Company is currently renegotiating a new debt agreement.

(d)Shareholders'  equity  includes the purchase of common  shares  amounting to:
   2001--417,505; 2000--574,091; 1999--857,400; 1998--6,912,741;
   1997--1,560,300.
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